                                  EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

Contact:  Joseph F. Pesce, CFO
          Concentra Managed Care, Inc.
          (617) 367-2163, Ext. 5101


DONALD LARSON RESIGNS FROM CONCENTRA MANAGED CARE BOARD

         BOSTON, Mass. (September 25, 1998) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that Donald J. Larson (age 47) has resigned his position on the Company's Board of Directors, effective today. Larson will continue to consult with Concentra for a period of one year in the areas of client service and development.

         Concentra's Board of Directors has no immediate plans to fill the vacancy on the 10-member Board created by this resignation.

         Concentra Managed Care is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The company has 123 field case management offices, with approximately 1,400 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The company also has 85 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 259 physicians located in 148 centers in 39 markets in 21 states.





                                      -END-